SUB-ITEM 77Q1(E)

              TEMPORARY INVESTMENT SERVICES AGREEMENT BY AND AMONG
                             INVESCO ADVISERS, INC.
                                       AND
                  MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED

     THIS AGREEMENT is made as of this 1st day of June, 2010 by and among Invesco Advisers, Inc. ("Advisor"), a Delaware corporation, advisor of various Trusts (the "Trust") and series funds of each Trust identified on Schedule A (the "Funds") and Morgan Stanley Investment Management Limited (the "Temporary Investment Advisor"), a corporation organized under the existing laws of England and Wales. All capitalized terms used but not defined herein have the respective meanings ascribed to them in the Transaction Agreement (defined below).

     WHEREAS, Advisor acts as investment adviser to the Trust and each of the Funds;

     WHEREAS, Buyer and Seller have entered into a Transaction Agreement dated as of October 19, 2009 (the "Transaction Agreement") whereby Buyer has agreed to acquire the Venus Business including in respect of its provision of investment advisory services to the '40 Act Management Funds that are open-end companies within the meaning of the Investment Company Act (each, a "Venus Business Fund"), which services Buyer intends to be provided by Advisor following the Closing;

     WHEREAS, in order to implement Advisor's provision of investment advisory services to the Venus Business Funds, Buyer and Seller will cooperate to undertake the respective actions contemplated by the conversion plan attached as Exhibit K to the Transaction Agreement (the "Conversion Plan") as promptly as practicable;

     WHEREAS, the Conversion Plan contemplates that the Venus Business Funds will be reorganized into the Funds (with respect to each Fund, its "Reorganization");

     WHEREAS, as further contemplated by the Conversion Plan, it is intended that, with respect to each Venus Business Fund whose investment team is part of the transactions contemplated by the Transaction Agreement, such investment team will (i) upon the Closing and the closing of the Reorganization of such Venus Business Fund into its respective Fund, manage such Fund as employees of Advisor and (ii) in order to facilitate its management of such Fund as employees of Advisor, be converted onto Advisor's front-office and middle-office platform (i.e., the Charles River system and similar portfolio management or trading systems) on, or shortly following, the Closing (with respect to such Fund, its "Investment Team Conversion");

     WHEREAS, it may not be possible to effect the Investment Team Conversion for each Fund prior to the closing of the Reorganization of the respective Venus Business Fund into such Fund;

     WHEREAS, with respect to any Fund whose Investment Team Conversion is not effected prior to its Reorganization, it is intended that the Venus Business investment team for such Fund (the "Investment Team") shall provide investment advisory services to such Fund through the Temporary Investment Advisor pursuant to this Agreement;

     WHEREAS, the Temporary Investment Advisor is an investment adviser registered as such with the U.S. Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), is authorized and regulated by the Financial Services Authority ("FSA") in the United Kingdom and is willing to provide Advisor and the Funds with investment management services on the terms and conditions set forth herein; and

     WHEREAS, Advisor and the Temporary Investment Advisor desire to enter into an agreement for the Temporary Investment Advisor to provide temporary investment management services to the Trust with respect to the investment of the assets of each of the Funds.

     NOW THEREFORE it is mutually agreed:

1. INVESTMENT MANAGEMENT SERVICES.

     (a) Investment Management

          (i) With respect to each Fund, commencing upon the Effective Date (defined below) in respect of such Fund, and subject to the overall policies, control, direction and review of the Trust's Board of Trustees ("Board") and Advisor, the Temporary Investment Advisor shall manage the investment and reinvestment of the assets of such Fund, determine in its discretion the securities to be purchased or sold and the portion of such Fund's assets to be held uninvested, to provide the Trust with records concerning the Temporary Investment Advisor's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and the Board concerning the Temporary Investment Advisor's discharge of the foregoing responsibilities. The Temporary Investment Advisor and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

          (ii) The Temporary Investment Advisor shall have full discretion, power and authority on the Funds' behalf to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placements of any investments, enter into foreign currency transactions on a spot or forward basis, effect transactions on any markets, enter into derivatives (which term, for the purposes of this Agreement, shall include futures, forwards, options, swaps and other contingent liability investments, whether executed on a recognized exchange or market or traded "over-the-counter") take all day to day decisions and otherwise act as the Temporary Investment Advisor judges appropriate in relation to the investment and reinvestment of the portfolio of assets of the Funds. This includes performing all acts and executing all documents which the Temporary Investment Advisor reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made. Subject to guidelines adopted by the Funds, the Temporary Investment Advisor shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of each Fund shall be exercised.

          (iii) In performing these services, the Temporary Investment Advisor shall always adhere to the restrictions of the Trust's Declaration of Trust and By-Laws, as they may be amended and/or restated from time to time to the extent provided to the Temporary Investment Advisor by Advisor or the Trust, any and all policies, procedures and guidelines adopted by the Board on behalf of the Funds and provided to the Temporary Investment Advisor by Advisor or the Trust, such reasonable internal policies, procedures or guidelines of Advisor as notified by Advisor in writing to be applicable to the Temporary Investment Advisor, the provisions of the Investment Company Act and the statements relating to each Fund's respective investment objective(s), investment policies and investment restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of each Fund under the Securities Act of 1933 (the "Prospectus" and "Statement of Additional Information," respectively) and provided to the Temporary Investment Advisor by Advisor or the Trust, as well as to the supervision of Advisor and the Board.

          (iv) Unless otherwise instructed by Advisor or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Advisor or by the Board and provided thereby to the Temporary Investment Advisor, the Temporary Investment Advisor shall have executed and performed on behalf of and at the expense of the respective Funds:

               (1) Purchases, sales, exchanges, conversions, and placement of orders for execution; and

               (2) Reporting of all transactions to Advisor and to other entities as directed by Advisor or by the Board.

          (v) The Temporary Investment Advisor may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Temporary Investment Advisor to perform its services under this Agreement, provided that (i) in selecting such an agent, (i) the Temporary Investment Advisor shall be subject to the duty of care required of the Temporary Investment Advisor hereunder and
     (ii) in the case of the delegation of any advisory services, the Temporary Investment Advisor shall only delegate to an affiliate that is also an investment adviser registered under the Adviser Act.

     (b) Restriction of the Temporary Investment Advisor' Powers

          (i) In carrying out its duties hereunder, the Temporary Investment Advisor shall comply with all reasonable instructions of the Trust or Advisor in connection therewith. Such instructions may be given by letter, telex, telefax, electronic mail ("E-MAIL") (so long as a receipt for such e-mail is requested and received) or telephone confirmed by telex or e-mail (in the manner described above), by the Board or by any other person authorized by a resolution of the Board provided a certified copy of such resolution has been supplied to the Temporary Investment Advisor.

          (ii) All securities, cash and other assets of the Funds shall be placed and maintained in the care of a member bank of the Federal Reserve System of the United States approved by the Board as custodian and/or one or more "Eligible Foreign Custodians" (as defined in Rule 17f-5 under the Investment Company Act).

          (iii) Persons authorized by resolution of the Board shall have the right to inspect and copy contracts, notes, vouchers, and copies of entries in books or electronic recording media relating to the Trust's transactions at the registered office of the Temporary Investment Advisor at any time during normal business hours following reasonable notice to the Temporary Investment Advisor. Such records, in relation to each transaction effected by the Temporary Investment Advisor on behalf of the Trust, shall be maintained by the Temporary Investment Advisor for a period of seven years from the date of each respective transaction or such longer period as specified by applicable law.

     (c) Purchase and Sale of Securities

     In performing the services described above, the Temporary Investment Advisor may place orders for the purchase or sale of securities either directly with the issuer or with any broker or dealer (including any affiliate of the Temporary Investment Advisor, to the extent permitted by law), provided that the Temporary Investment Advisor shall seek to obtain for the Funds the most favorable price and execution available. The Temporary Investment Advisor may, to the extent authorized by law, cause the Funds to pay a broker or dealer (including an affiliate of the Temporary Investment Advisor, to the extent permitted by law) who provides brokerage and research services an amount of commission for effecting the Funds' investment transactions in excess of the amount of commission another broker or dealer would have charged for effecting such transactions, in recognition of the brokerage and research services provided by the broker or dealer. To the extent authorized by law, the Temporary Investment Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

2. DUTIES OF ADVISOR.

     (a) Provision of Information

     Advisor shall advise the Temporary Investment Advisor from time to time, with respect to each Fund, of the Fund's investment objective, investment policies and investment restrictions and of any changes or modifications thereto, by sending to the Temporary Investment Advisor a copy of each registration statement and amendment thereto of the Trust relating to the Funds as filed with the SEC and marked to show changes from the previously effective version thereof. As requested by the Temporary Investment Advisor, Advisor shall furnish or shall cause the custodian of the Funds to furnish, such information that it has in its possession and that is not otherwise available to the Temporary Investment Advisor or its affiliates such information to the Temporary Investment Advisor as to holdings, purchases, and sales of the securities under its management as will reasonably enable the Temporary Investment Advisor to furnish its investment advice under this Agreement.

     (b) Compensation to the Temporary Investment Advisor

     For the services rendered, the facilities furnished and expenses assumed by the Temporary Investment Advisor, Advisor shall pay to the Temporary Investment Advisor a fee as set forth in Schedule B in respect of each Fund.

3. PROVISION OF CERTAIN INFORMATION BY TEMPORARY INVESTMENT ADVISOR.

     The Temporary Investment Advisor will promptly notify, and in the case of
Section 3(c) provide reasonable advance notice to, Advisor and the Funds in writing of the occurrence of any of the following events:

     (a) the Temporary Investment Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Temporary Investment Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

     (b) the Temporary Investment Advisor is served or otherwise receives written notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

     (c) any change in the portfolio manager of the Funds.

     The Temporary Investment Advisor will keep the Funds and Advisor promptly informed of changes at the Temporary Investment Advisor relating to its duties hereunder of which the Temporary Investment Advisor knows would materially affect its management of the Funds, including but not limited to any changes in the senior investment personnel assigned to the Funds' accounts.

4. MISCELLANEOUS.

     (a) Limitation of Liability of the Temporary Investment Advisor

     No warranty is given by the Temporary Investment Advisor as to the performance or profitability of the Funds or any part of them.

     The Temporary Investment Advisor will not be responsible to Advisor or the Funds or otherwise for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian (each a "Fund Agent") with whom it transacts business on Advisor's or the Fund's behalf, unless Temporary Investment Advisor was grossly negligent in its selection of such Fund Agent. The Temporary Investment Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment management services rendered with respect to the Funds, except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder. Certain federal and state laws may impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust or Funds may have under any such applicable law.

     (b) Indemnification.

          (i) With respect to each Fund, the Advisor agrees to indemnify and hold harmless the Temporary Investment Advisor, its employees, agents, officers, directors, affiliates, and nominees (collectively, the "Temporary Investment Advisor Indemnified Parties") from and against any and all claims, demands, actions and suits and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Temporary Investment Advisor

     Indemnified Party or for which any Temporary Investment Advisor Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) the Temporary Investment Advisor' performance of it duties hereunder with respect to such Fund, except to the extent such Claim resulted from an action or omission for which the Temporary Investment Advisor would not be entitled to exculpation pursuant to Section 4(a) hereof or (ii) actions or omissions of the Trust, Advisor, the Funds or any of their other agents or service providers.

          (ii) With respect to each Fund, the Temporary Investment Advisor agrees to indemnify and hold harmless the Trust, Advisor, the Funds and each of their and its employees, agents, officers, directors, affiliates, and nominees (collectively, the "Advisor Indemnified Parties") from and against any Claim arising out of or in any way relating to (i) any breach of the Temporary Investment Advisor' obligations hereunder; (ii) actions or omissions of the Temporary Investment Advisor for which the Temporary Investment Advisor would not be entitled to exculpation pursuant to Section 4(a) hereof; or (iii) any material misrepresentation under this Agreement.

          (iii) This Section 4(b) shall survive the termination of this Agreement indefinitely or until the latest date permitted by law.

     (c) Compliance with Applicable Laws and Regulations

     The Temporary Investment Advisor shall obtain and at all times maintain and comply with the terms of all relevant material authorizations, licenses, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement. The Temporary Investment Advisor shall promptly inform Advisor and the Board if the Temporary Investment Advisor becomes unable to comply with the terms of or maintain any such authorizations, licenses, consents, approvals or registrations.

     (d) Compliance Program of the Temporary Investment Advisor

     The Temporary Investment Advisor hereby represents and warrants that:

          (i) in accordance with Rule 206(4)-7 under the Advisers Act, the Temporary Investment Advisor has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Temporary Investment Advisor and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

          (ii) to the extent that Temporary Investment Advisor' activities or services could affect the Funds, the Temporary Investment Advisor has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Funds and the Temporary Investment Advisor (the policies and procedures referred to in this Paragraph 4(d)(ii), along with the policies and procedures referred to in Paragraph 4(d)(i), referred to herein as the Temporary Investment Advisor' "Compliance Program").

     (e) Records and Reports

          (iii) The Temporary Investment Advisor will keep accurate and detailed records with respect to all receipts, investments, sales, disbursements and other transactions carried out by the Temporary Investment Advisor for a Fund.

          (iv) All records held pursuant to this clause by the Temporary Investment Advisor shall be open to inspection by Advisor or the Funds, and the Temporary Investment Advisor will provide Advisor and the Funds with such access as it itself has to records held by any relevant third party, in each case at reasonable times during business hours and upon the giving of reasonable notice by Advisor or a Fund.

          (v) The Temporary Investment Advisor will not provide Advisor with an individual trade confirmation of each portfolio transaction unless Advisor has specifically requested the Temporary Investment Advisor to do so. Any records, reports which are required to be maintained or furnished by the Temporary Investment Advisor may be maintained and delivered exclusively in electronic form. Any such record (including a scanned copy of any paper document) shall be deemed an original for all purposes and may be admitted in evidence in any action, proceeding or counterclaim related to the subject matter of this Agreement, even though the paper source document is unavailable.

          (vi) The Temporary Investment Advisor will, upon receipt of reasonable notice, provide Advisor with the transaction books and records of the Funds that are required to be maintained by the Temporary Investment Advisor relating to each fund's transactions from the Effective Date through such Fund's Investment Team Conversion.

     (f) Confidentiality and Disclosure

     The Temporary Investment Advisor and Advisor undertake to keep private and confidential all information acquired in connection with this Agreement, and not to disclose such information to any person except to the extent that:

          (i) the other party gives prior consent; or

          (ii) disclosure is required by law, regulation, regulatory authority or court order;

          (iii) disclosure to a counterparty to a transaction effected for a Fund is required as a condition to such transaction;

          (iv) disclosure is necessary to enable the Temporary Investment Advisor to perform its obligations under this Agreement; or

          (v) the information now is or hereafter comes into the public domain without fault on the part of the Temporary Investment Advisor.

     (g) Services Not Exclusive

     Nothing in this Agreement shall prevent the Temporary Investment Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Temporary Investment Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

     (h) Duration of Agreement

          (i) With respect to each Fund, this Agreement shall become effective upon the later of (a) the Closing and (b) the Reorganization of the respective Venus Business Fund into such Fund, if, in either case, such Fund's Investment Team Conversion has not yet been effected (with respect to such Fund, the "Effective Date"). Following the Effective Date in respect of a Fund, this Agreement, unless terminated pursuant to paragraph (ii), (iii), (iv) or (v) below, shall continue in effect with respect to such Fund for two years from such Effective Date, and thereafter shall continue in effect from year to year, provided that its continued applicability is specifically approved at least annually by the Board or by a vote of the holders of a majority of the outstanding shares of such Fund. In addition, such continuation shall be approved by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act.

          (ii) This Agreement shall terminate with respect to any Fund upon the occurrence of such Fund's Investment Team Conversion and the commencement of the employment of such Investment Team with the Adviser.

          (iii) This Agreement may be terminated with respect to any or all of the Funds by thirty (30) days' written notice by either Advisor or the Temporary Investment Advisor to the other party, provided that the Temporary Investment Advisor may not terminate this Agreement with respect to any Fund prior to the end of the True-Up Period (as defined in the Transaction Agreement). The Agreement may also be terminated at any time, without the payment of any penalty, with respect to one or more Funds (by vote of the Trustees or, by the vote of a majority of the outstanding voting securities of such Fund(s)), on thirty (30) days' written notice to both Advisor and the Temporary Investment Advisor. This Agreement shall automatically terminate in the event of the termination of the investment advisory agreement between Advisor and the Trust.

          (iv) This Agreement shall terminate in the event of its assignment. The term "assignment" for this purpose shall have the same meaning set forth in Section 2(a)(4) of the Investment Company Act.

          (v) This Agreement shall terminate forthwith by notice in writing on the happening of any of the following events:

               (1) If Advisor or the Temporary Investment Advisor shall go into liquidation (except a voluntary liquidation for the purpose of and followed by a bona fide reconstruction or amalgamation upon terms previously approved in writing by the party not in liquidation) or if a receiver or both receiver and manager of any of the assets of either of them is appointed; or

               (2) If either of the parties hereto shall commit any breach of the provisions hereof and shall not have remedied such breach within 30 days after the service of notice by the party not in breach on the other requiring the same to be remedied.

               (3) Other than in accordance with Investment Team Conversion, the portfolio manager ceases to be employed by the Temporary Investment Advisor for whatever reason.

          (v) Termination shall be without prejudice to the completion of any transactions which the Temporary Investment Advisor shall have committed to on behalf of the Funds prior to the time of termination. The Temporary Investment Advisor shall not effect, and the Trust shall not be entitled to instruct the Temporary Investment Advisor to effect, any further transactions on behalf of the Funds subsequent to the time termination takes effect.

          (vii) On the termination of this Agreement and completion of all matters referred to in the foregoing paragraph (vi), the Temporary Investment Advisor shall deliver or cause to be delivered to the Trust copies of all documents, records and books of the Trust required to be maintained pursuant to Rules 31a-1 or 31a-2 under the Investment Company Act which are in the Temporary Investment Advisor' possession, power or control and which are valid and in force at the date of termination.

     (i) Notices

     Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and, if other than routine business correspondence, delivered by (1) confirmed facsimile, (2) registered or certified mail or United States Postal Service Express Mail(R), (3) a nationally recognized overnight courier, (4) hand, or (5) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

     If to the Temporary Investment Advisor, to:

     c/o Morgan Stanley Investment Management Limited
     25 Cabot Square
     Canary Wharf
     London E14 4AD
     Attention: Managing Director Legal

     If to Advisor, to:

     Invesco Advisers, Inc.

     11 Greenway Plaza, Suite 100
     Houston, Texas 77046
     Attention: General Counsel

     with copy to:

     Invesco Ltd.

     1555 Peachtree Street, N.E.
     Atlanta, Georgia 30309

     (j) Choice of Law

     This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the United States and the State of New York, without regard to the conflicts of laws principles thereof.

     (k) Agreed Tax Treatment of Payments

     Advisor and the Temporary Investment Advisor agree that, for all tax purposes, (i) the Temporary Investment Advisor shall be treated as an independent contractor of Advisor in respect of the services it performs under the terms of this agreement, and (ii) any payment made by Advisor to the Temporary Investment Advisor under this agreement shall be treated by both Advisor and the Temporary Investment Advisor as a payment for services performed by the Temporary Investment Advisor

     (l) Miscellaneous

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document. Each party to this Agreement may execute and deliver this Agreement by an executed signature page transmitted by facsimile or electronic mail, and the same shall constitute an original for all purposes. To the extent that any provision of this Agreement is prohibited or ineffective under applicable law, this Agreement shall be considered amended to the minimum extent possible in order to make the Agreement effective under applicable law (and, if the applicable law is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation. Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of the state and federal courts located in the County of New York, State of New York in the event of any dispute with respect to the subject matter of this Agreement or the validity or interpretation hereof. Trial by jury in any action, proceeding or counterclaim arising hereunder or with respect hereto is hereby waived. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, nor any term or condition hereof waived, except in a writing signed by the party sought to be charged therewith.

     IN WITNESS WHEREOF, the Agreement has been executed as of the date first above given.

INVESCO ADVISERS, INC.                  MORGAN STANLEY INVESTMENT MANAGEMENT
                                        LIMITED


By: /s/ John M. Zerr                    By: /s/ Andrew Inslow
Name: John M. Zerr                          ------------------------------------
Title: Senior Vice President            Name: Andrew Inslow
                                        Title: Director

                                   SCHEDULE A

                                      Funds

Invesco Commodities Strategy Fund
Invesco FX Alpha Fund
Invesco FX Alpha Strategy Fund
Invesco Global Dividend Growth Securities Fund
Invesco Van Kampen V.I. Global Value Equity Fund
Invesco V.I. Global Dividend Fund

                                   SCHEDULE B

                                  Compensation

FUND                                               MONTHLY FEE
----                                               -----------
Invesco Commodities Strategy Fund                   $65,984.00
Invesco FX Alpha Strategy Fund                      $ 6,942.00
Invesco FX Alpha Plus Strategy Fund                 $25,781.00
Invesco Global Dividend Growth Securities Fund      $32,640.00
Invesco Van Kampen V.I. Global Value Equity Fund    $ 3,552.00
Invesco V.I. Global Dividend Fund                   $ 6,920.00